Exhibit 10.1
[FRANKLIN CREDIT MANAGEMENT CORPORATION LETTERHEAD]
December ___, 2008
[Name of employee]
[Address]
          Re:      Employment Agreement
Dear [name of employee]:
          As we’ve discussed, Franklin Credit Management Corporation (“FCMC”) has proposed to engage in a series of transactions in which FCMC will, among other things, adopt a holding company structure (the “Reorganization”). In the Reorganization, FCMC will become a wholly-owned subsidiary of Franklin Credit Holding Corporation (“Franklin Holding”).
          In the Reorganization, each share of common stock of FCMC issued and outstanding immediately prior to the Reorganization will be converted into a share of common stock of Franklin Holding, having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as FCMC’s common stock immediately prior to the Reorganization. Additionally, the directors and officers of Franklin Holding will be the same individuals as were directors and officers of FCMC immediately prior to the Reorganization.
          Furthermore, any options to purchase common stock of FCMC and any shares of restricted stock of FCMC held by you immediately prior to the Reorganization will be converted in the Reorganization into options and/or shares of restricted stock of Franklin Holding, as applicable.
          Accordingly, and for the avoidance of doubt, we would like to memorialize our mutual understanding that the Reorganization will not be deemed a “Change in Control” as defined in Section 1 of the Employment Agreement, by and between you and FCMC, dated as of                      ___, 200_.
          Please acknowledge the foregoing by signing where indicated below and returning the signed copy to Kevin Gildea, Chief Legal Officer, c/o Franklin Credit Management Corporation, 101 Hudson Street, Jersey City, NJ 07302.

Sincerely, FRANKLIN CREDIT MANAGEMENT CORPORATION
By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Name of employee]